                      ITC
[ITC LOGO]            Learning                                     Press
                      Corporation                                  Release

                      13515 Dulles Technology Drive
                      Herndon, VA 20171-3413
                      (703) 713-3335 - (800) 638-3757
                      http://www.itclearning.com
                      NASDAQ:  ITCC


June 23, 1998                             Contact:
                                          Carl Stevens, President & CEO
                                          Chris Mack, CFO
                                          (800) 638-3757
                                          (703) 713-3335

                        ITC LEARNING ANNOUNCES ACQUISITION
                           OF ON-LINE TRAINING BUSINESS

Herndon, VA - ITC Learning Corporation ("ITC") announced today that it has acquired iNEX Corporation's ("iNEX") on-line training business. ITC acquired iNEX's technology-based delivery platforms, intellectual property rights, content, certain other assets and ten employees, consisting of management, technical and development personnel, for cash and stock valued at approximately $500,000.

ITC President and Chief Executive Officer Carl D. Stevens stated that "Our corporate goal is to deliver our extensive training library of CD-ROM titles over the Internet and corporate intranets. This acquisition gets ITC one step closer to realizing our goal. ITC now has a dedicated division, with the knowledge and tools to enable the transfer of our titles to a new and exciting delivery platform. Our plan is to retain the same rich graphics, animations, and video that our customers have come to expect from ITC, through the use of video streaming, via a Java (TM) enabled browser and without 'plug-ins.' We believe learners will benefit immensely from this new on-line, on-demand training experience."

ITC develops and markets workplace training products for business, education and government and is headquartered in Herndon, Virginia with offices in Atlanta, Georgia, Grand Rapids, Michigan, Toronto, Canada, London, England, and Sydney, Australia. With over 5,000 organizations worldwide using ITC's products and solutions to improve employee productivity and skills, ITC is recognized for its excellence in quality and customer support. ITC offers the largest library of interactive CD-ROM multimedia programs available today, with over 1,500 hours of training on Personal Computer Skills, Regulatory Compliance, Technical Skills and Basic Skills. ITC is a publicly owned company that is traded on NASDAQ under the symbol--ITCC.

In addition to the risks and uncertainties that exist with ITC and iNEX's on-line training business operations, the acquisition includes such risks that the integration of operations, technologies and products might not occur as planned or as anticipated. For a more detailed description of the risk factors facing the Company, please refer to the Company's SEC filings, including its annual report on Form 10KSB for fiscal year ended December 31, 1997.

Java and all Java-based trademarks and logos are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.

                                      ###